EXHIBIT 10.30

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of this 4th day of October, 2004 by and between Glaxo Group Limited, a company incorporated under the laws of England and Wales with offices at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, UK (“GGL”), SmithKline Beecham Corporation, doing business as GlaxoSmithKline, a company incorporated under the laws of the Commonwealth of Pennsylvania with offices at One Franklin Plaza, 200 North 16th Street, Philadelphia, Pennsylvania 19101 U.S.A. (“SB”) (GGL and SB are collectively referred to in this Agreement as “GSK”), and Jazz Pharmaceuticals, Inc., a company incorporated under the laws of the State of Delaware with offices at 3180 Porter Drive, Palo Alto, California 94304, U.S. (“Jazz Pharmaceuticals”). GSK and Jazz Pharmaceuticals are referred to herein on occasion separately as a “Party” or together as the “Parties”.

RECITALS

WHEREAS, GSK owns intellectual property rights covering a type IIa sodium channel antagonist compound, designated by GSK [ * ], and other related compounds (hereinafter defined together as the “Compounds”);

WHEREAS, Jazz Pharmaceuticals desires to purchase, and GSK desires to sell, the rights to the Compounds and certain assets [ * ] including the intellectual property rights covering the Compounds; and

WHEREAS, Jazz Pharmaceuticals desires to [ * ] under the intellectual property rights covering the Compounds for [ * ], as further provided herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1—DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms will have the following meanings in this Agreement:

1.1.1.	“Additional Consideration Payment” has the meaning ascribed to it in Section 3.5.

1.1.2.	“Additional Consideration Payment Statement” has the meaning ascribed to it in Section 4.2.

1.1.3.

“Affiliate” of a Party means any corporation or other business entity which is directly or indirectly controlling, controlled by, or under common control with such Party for so long as such control exists. For purposes of this definition, “control” means the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or voting interest in such corporation or other entity having the power to vote or direct the affairs of the entity. If the laws of the jurisdiction in which such entity operates prohibit ownership by a Party of at least fifty percent (50%), “control” will be deemed to exist at the maximum level of ownership allowed by such jurisdiction. Notwithstanding the foregoing, the owners of preferred stock (or common stock issued upon conversion thereof) of Jazz Pharmaceuticals, such as financial institutions, venture capital funds and private equity investors, will not be its “Affiliates” for purposes of this Agreement.

1.1.4.	“Agreement” means this Asset Purchase Agreement, together with the Schedules hereto, and any instrument amending this Agreement as referred to in Section 12.7. The expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

1.1.5.	“Asset Transfer Period” has the meaning ascribed to it in Section 2.4.

1.1.6.	“Business Day” means any day other than Saturday or Sunday on which the New York Stock Exchange is open for business. If not designated as a “Business Day”, a “day” shall include Saturdays, Sundays and holidays.

1.1.7.	“Closing Date” means the date provided for in Section 5.1.

1.1.8.	“Combination Product” means a product that is a pharmaceutical preparation for human use incorporating two or more therapeutically active ingredients, including a Compound, as active ingredients. Notwithstanding the foregoing, additives and excipients, including, but not limited to, drug delivery vehicles and formulations, adjuvants, carriers, bulking, stabilizing and flavoring agents, taste-masking agents, surfactants, antimicrobial agents and antioxidants will not be deemed to be “therapeutically active ingredients,” and their presence will not be deemed to create a Combination Product under this Section 1.1.8.

1.1.9.	“Compound(s)” means GSK’s type IIa sodium channel antagonist compound [ * ], any compound covered by the Patents, and all derivatives, and salts of such Compounds to the extent covered by the Patents.

1.1.10.	“Confidential Information” has the meaning ascribed to it in Section 11.1.

1.1.11.	“Diligent Efforts” means the carrying out of obligations in a sustained manner consistent with the efforts a Party devotes to [ * ], and [ * ] resulting from [ * ] efforts, with the objective of launching a Product. Diligent Efforts requires that: (i) the Party promptly [ * ] for such [ * ] who are [ * ] an on-going basis, (ii) the Party [ * ] objectives for carrying out such obligations, and (iii) the Party consistently [ * ] designed to advance progress with respect to such objectives.

1.1.12.	“Effective Date” means the date of this Agreement as set forth above, which shall be the same date as the Closing Date.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.1.13.	“EMEA” means the European Medicines Evaluation Agency (European Medicines Agency) and the Committee for Proprietary Medicinal Products (Committee for Medicinal Products for Human Use) or any successor agency thereof.

1.1.14.	“Europe” or the “EU” means the countries comprising the European Union and includes any of the following twenty-five (25) countries that are members of the European Union as of the Effective Date, and any other countries that subsequently become part of the European Union as of the date such membership becomes effective, including, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, United Kingdom, Cyprus, the Czech Republic, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia and Slovenia.

1.1.15.	“FDA” means the U.S. Food and Drug Administration and any successor agency thereof.

1.1.16.	“First Commercial Sale” of a Product means the first invoiced commercial sale by Jazz Pharmaceuticals, its Affiliates or sublicensees (excluding, however, sales made by one such entity to another such entity) to a Third Party for commercial purposes in a country after Marketing Approval to market such Product in such country has been granted by the governing health regulatory authority of such country.

1.1.17.	“[ * ]” has the meaning ascribed to it in Section 6.1.

1.1.18.	“Gross Sales” has the meaning ascribed to it in Section 1.1.28.

1.1.19.	“Gross Selling Price” means the gross price at which a product is sold to a Third Party before discounts, deductions, credits, taxes, and allowances.

1.1.20.	“[ * ]” means GSK’s type IIa sodium channel antagonist compound with the chemical structure shown in Schedule 1.1.20.

1.1.21.	“Know-How” means technical and other information that is not subject to published patent rights and that is not in the public domain, including, but not limited to, information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, assays, research, procedures, designs for experiments and tests and results of experimentation and testing, including results of research and development, manufacturing processes specifically related to [ * ], specifications and techniques, chemical, pharmacological, toxicological, clinical, analytical, and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries relating to the quantities of [ * ] being transferred hereunder, and information contained in submissions to and information from regulatory authorities. Know-How includes documents containing Know-How. Except as set forth above with respect to manufacturing process specifically related to [ * ], Know-How does not include GSK Know-How relating to manufacturing processes.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.1.22.	“Licensed GSK Patents” means those GSK patents set forth in Schedule 2.6, attached hereto and incorporated herein.

1.1.23.	“Marketing Approval” means, in any country, all approvals, licenses, registrations or authorizations, (including, in Europe and Canada only, governmental pricing approvals and governmental formulary acceptance based on pricing approval (but excluding formulary acceptance of private parties)), of any federal regulatory agency, department, bureau or other governmental entity, necessary for the sale of the Product. Marketing Approval in a country shall be deemed to occur upon first receipt of notice from the FDA, EMEA or similar agency in such country that sale of a Product in such country has been approved, including governmental pricing approval and governmental formulary acceptance based on pricing approval in Europe and Canada. Marketing Approval in Europe shall include the approval of any Central Marketing Authorization that is filed through the centralized procedure for the EU and approved by the European Commission. If a Central Marketing Authorization is filed through the centralized procedure for the EU and approved by the European Commission, Marketing Approval for the EU shall be deemed to have occurred when pricing approval is received in at least one country in the EU. In the countries of Europe and in Canada, “Marketing Approval” shall not be deemed to occur until pricing or formulary approval is obtained. Marketing Approval shall be deemed to have occurred in such country where government approval of pricing has not been obtained if, at any time, Jazz Pharmaceuticals, its Affiliates or sublicensees makes the First Commercial Sale of Product in the country without obtaining pricing approval, with the date of MAA approval deemed to have occurred on the date of the First Commercial Sale of the Product in the country.

1.1.24.	“Marketing Approval Application” or “MAA” shall mean a New Drug Application (“NDA”) (as defined in 21 C.F.R. § 314.50 et. seq.), or a comparable filing for Marketing Approval in a country, in each case with respect to a Product in the Territory.

1.1.25.	“Major Market Country” means any one of the [ * ].

1.1.26.	“Milestones” mean the events identified in Section 3.3.

1.1.27.	“Milestone Payments” mean the payments to be made by Jazz Pharmaceuticals to GSK pursuant to Section 3.3.

1.1.28.	“Net Sales” means the aggregate gross sales amount (“Gross Sales”) invoiced for Product, as applicable, in the countries of the Territory on which Additional Consideration Payments are due hereunder, by Jazz Pharmaceuticals, its Affiliates and sublicensees, to Third Parties,

(a) less the following deductions:

(i) trade, quantity and cash discounts and rebates allowed and taken by Jazz Pharmaceuticals (and its Affiliates and sublicensees);

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(ii) any adjustments on account of price adjustments, billing errors, rejected goods, damaged goods and returns;

(iii) credits, charge-backs and prime vendor rebates, fees, reimbursements, and similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers; and

(iv) rebates or other price reductions provided, based on sales by Jazz Pharmaceuticals (and its Affiliates and sublicensees) of Product, as applicable, to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs; and

(b) less an amount equal to all freight, insurance and handling costs, import costs, duties, tariffs, taxes, excises and other governmental charges incurred and paid by Jazz Pharmaceuticals (and its Affiliates and sublicensees).

The foregoing deductions from Gross Sales will only be deducted once and only to the extent not otherwise deducted from Gross Sales. Net Sales shall not include any sales among Jazz Pharmaceuticals, its Affiliates and sublicensees.

1.1.29.	“Patents” means all the GSK granted patents and pending applications covering the Compounds and the processes for making a Compound, or any formulation or use thereof in the Territory, including any patent term extensions, supplementary protection certificates, registrations, extensions, reissues, reexaminations or divisionals thereof, and including any granted patents arising from the pending applications, which are listed in attached Schedule 1.1.29.

1.1.30.	“Phase I Clinical Trial” means clinical trials for the first introduction into humans of a Product, including small scale clinical studies conducted in normal volunteers and/or patients to obtain information on the Product’s safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. 312.21(a).

1.1.31.	“Phase II Clinical Trial” means a human clinical trial that is intended to initially evaluate the effectiveness of a Product in the targeted patient population for a particular indication or indications in human subjects with the disease or indication under study, as more fully defined in 21 C.F.R. 312.21(b).

1.1.32.	“Phase III Clinical Trial” means a pivotal efficacy trial whose primary objective is to obtain a definitive evaluation of the therapeutic efficacy and safety of a Product in patients for the particular indication in question that is needed to evaluate the overall risk-benefit profile of a Product and to provide adequate basis for obtaining requisite Marketing Approval(s) and product labeling, as more fully defined in 21 C.F.R. (S) 312.21(c).

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.1.33.	“Product” means any pharmaceutical product that includes a Compound as an active pharmaceutical ingredient. “Product” shall include Combination Products.

1.1.34.	“Purchase Price” has the meaning ascribed to it in Section 3.1.

1.1.35.	“Purchased Assets” means the following Assets to be acquired by Jazz Pharmaceuticals pursuant to this Agreement on the Closing Date:

(a) the Patents and information and hard-copy (i.e., non-electronic) records used by GSK’s Corporate Intellectual Property group in filing, prosecuting, reviving, maintaining, renewing, enforcing and defending the Patents, and file wrappers and hard-copy (i.e., non-electronic) correspondence with the patent office in all jurisdictions in which the Patents are pending or granted;

(b) data (including without limitation, all pharmacological, pre-clinical, clinical, analytical and quality control data), manufacturing data (including batch records and technical reports) for the quantities of [ * ] being transferred hereunder, results and material correspondence, and other documents relating to the Purchased Assets, all of which are listed on Schedule 1.1.35, all in electronic form;

(c) quantities of [ * ] set forth on Schedule 1.1.35(c), and, to the extent they exist, retained stability samples [ * ] and tissue samples used in the toxicology work relating to [ * ]; and

(d) any Know-How specifically relating to [ * ] developed, acquired or licensed by GSK prior to the Closing Date, as set forth in Schedule 1.1.35.

The Purchased Assets do not include laboratory notebooks or other specific information pertaining to proof of invention or reduction to practice of [ * ] or the inventions claimed in the Patents. Should Jazz Pharmaceuticals require access to such information for purposes of responding to a challenge to the validity or enforceability of the Patents, or in order to initiate or participate in an interference proceeding in the United States (or a similar proceeding elsewhere), or to assert the Patents affirmatively against Third Parties, then in each case GSK shall promptly make such information available at no charge upon the reasonable request of Jazz Pharmaceuticals.

1.1.36.	“ROW” means all countries and territories of the world except the U.S. and Europe.

1.1.37.	“Territory” means all countries and territories of the world.

1.1.38.	“Third Party” means any Party other than GSK or Jazz Pharmaceuticals or each of their respective Affiliates.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.1.39.	“Time of Closing” means 10:00 A.M. (Pacific Daylight Time) on the Closing Date or such other time and date as the Parties will mutually agree in writing at which time the Parties are to deliver the closing documents described in Section 5.2.

1.1.40.	“U.S.” means the United States of America, including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

1.1.41.	“Valid Claim” means a claim of an issued, unexpired Patent which has not been revoked, held to be invalid or unenforceable by a final judgment of a court or other government agency of competent jurisdiction from which no appeal can be or is taken within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.2	Interpretation. In this Agreement, words importing the singular number only will include the plural and vice versa, words importing a specific gender will include the other genders and references to persons will include corporations and one or more persons, their heirs, executors, administrators or assigns as the case may be. In addition, the division of this Agreement into Sections and the insertion of headings are for convenience of reference only and will not affect the interpretation hereof.

ARTICLE 2—PATENT ASSIGNMENT; POST-CLOSING ASSISTANCE; LICENSE GRANT

2.1 Assignment of Patents. On the Closing Date, and subject to the terms and conditions of this Agreement, GSK will sell, assign, convey, transfer and deliver to Jazz Pharmaceuticals, and Jazz Pharmaceuticals will purchase and accept from GSK, the entire ownership, right title and interest of GSK in and to the Purchased Assets. Within fifteen (15) Business Days of the Closing Date, GSK will authorize and request the Commissioner or Director of Patents and Trademarks of the United States to issue all U.S. patents that may issue in the future as a result of the Purchased Assets to Jazz Pharmaceuticals, its successors and assigns, in accordance with this Agreement.

2.2 Registration of Purchased Assets. GSK will cooperate with and reasonably assist Jazz Pharmaceuticals in relation to Jazz Pharmaceuticals’ registration as the new owner of the Purchased Assets in the registers of the respective patent offices in the Territory. GSK will execute and deliver, or cause to be executed and delivered, at no cost to Jazz Pharmaceuticals, any and all documents reasonably requested by Jazz Pharmaceuticals that may be necessary, in accordance with the rules and regulations of the various patent offices worldwide, to transfer to Jazz Pharmaceuticals, its successors or other legal representative, GSK’s right, title and interest in and to the Purchased Assets and to register the transfer at the Patent and Trademark Office of the United States and patent offices in all other territories where patent rights have been granted or are pending. If Jazz Pharmaceuticals elects to record this Agreement or any other documents with the appropriate United States or foreign governmental authorities or registries, Jazz Pharmaceuticals will bear the costs and fees associated with recording, but GSK will provide timely cooperation to Jazz Pharmaceuticals as reasonably requested at no cost to Jazz Pharmaceuticals.

2.3 Post-Closing Assistance. Upon the reasonable request of Jazz Pharmaceuticals, GSK will provide reasonable support to Jazz Pharmaceuticals, at no cost to Jazz Pharmaceuticals, to

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

assist Jazz Pharmaceuticals with the transfer and registration of the Purchased Assets and to respond to official actions relating to the Purchased Assets. GSK’s obligation to reasonably assist Jazz Pharmaceuticals as provided for under this Section 2.3 will terminate six (6) months after the Effective Date. Thereafter, if Jazz Pharmaceuticals requires the assistance of GSK, Jazz Pharmaceuticals shall reimburse GSK for the reasonable cost of any assistance provided, including direct costs for the time of internal GSK employees.

2.4 Transfer of Compound and Other Purchased Assets. Within ninety (90) days after the Closing Date (the “Asset Transfer Period”) (which period may be extended by the mutual agreement of the Parties), GSK will transfer to Jazz Pharmaceuticals, at no additional cost to Jazz Pharmaceuticals, the quantities of [ * ] and other Compounds identified in Schedule 1.1.35(c). Jazz Pharmaceuticals acknowledges that GSK and its Affiliates [ * ] as permitted by this Agreement, certain [ * ] in its [ * ], pursuant to [ * ] under Section 6.1.

2.5 Acknowledgement of Jazz Pharmaceuticals Regarding Purchased Assets. Jazz Pharmaceuticals acknowledges that GSK has not [ * ], and that, as a result, the [ * ] contained in the [ * ] may be [ * ]. Jazz Pharmaceuticals acknowledges that it is purchasing the Purchased Assets with this knowledge and with the understanding that successful development of [ * ] or the other Compounds will require significant efforts and expense of Jazz Pharmaceuticals. In addition, Jazz Pharmaceuticals acknowledges that the quantities of [ * ] and other Compounds identified in Schedule 1.1.35(c) transferred to Jazz Pharmaceuticals may not be suitable in their current condition for use in human clinical trials, and that Jazz Pharmaceuticals may need to conduct additional testing, without the assistance of GSK, on such quantities prior to any use in human clinical trials.

2.6 Non-Exclusive License Grant. Subject to the terms and conditions of this Agreement, effective as of the Closing Date, GSK grants Jazz Pharmaceuticals a worldwide, perpetual, royalty-free, non-exclusive license under the Licensed GSK Patents solely for the purpose of exploiting the rights granted under the Patents and developing and commercializing a Product; provided, however, that, pursuant to Sections 3.3 and 3.5, Jazz Pharmaceuticals shall be obligated to pay milestones and Additional Consideration Payments on Net Sales of Products for the indications covered by the Licensed GSK Patents. Such license granted hereunder shall be sublicensable by Jazz Pharmaceuticals in connection with activities relating to the development and commercialization of Products and Compounds. Additionally, should Jazz Pharmaceuticals require a license under any GSK patent relating to the composition of matter or method of manufacturing sodium channel antagonist compounds or other GSK patents that would block Jazz Pharmaceuticals from making and selling the Compounds as described in the Patents, GSK shall grant Jazz Pharmaceuticals a non-exclusive, royalty-free license under such GSK patents, to the extent GSK has the right to grant such license at the time of Jazz Pharmaceutical’s request.

ARTICLE 3—PURCHASE PRICE; MILESTONE PAYMENTS AND ADDITIONAL CONSIDERATION

3.1 Purchase Price. In consideration of GSK’s assignment and transfer of the Purchased Assets to Jazz Pharmaceuticals pursuant to Section 2.1, Jazz Pharmaceuticals will pay a total of Two Million U.S. Dollars (U.S. $2,000,000) (the “Purchase Price”) on the Closing Date as follows: One Million U.S. Dollars (U.S. $1,000,000) to GGL, and One Million U.S. Dollars (U.S. $1,000,000) to SB. Of the Purchase Price, $50,000 is paid in consideration of the transfer to

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Jazz Pharmaceuticals of the quantities of [ * ] and other Compounds identified in Schedule 1.1.35(c), which Jazz Pharmaceuticals, may use for research and development, including clinical activities.

3.2 Manner of Payment of Purchase Price. On the Closing Date, Jazz Pharmaceuticals will pay the Purchase Price to GGL and SB as set forth in Section 3.1 by electronic wire transfer into accounts that have been designated by GGL and SB in writing at least two (2) Business Days prior to the Closing Date.

3.3 Milestone Payments. As further consideration for the assignment and transfer of the Purchased Assets pursuant to Section 2.1, Jazz Pharmaceuticals shall pay GGL and SB the following non-refundable, non-creditable, irrevocable amounts (each, a “Milestone Payment”) within ten (10) days after the first achievement by or on behalf of Jazz Pharmaceuticals, its Affiliates or sublicensees of the corresponding events set forth below (each, a “Milestone”) for the first Product to reach such Milestone, regardless whether the development, promotion, or marketing of such Product is discontinued at any time after the achievement of such Milestone:

PRE-COMMERCIAL MILESTONES	MILESTONE PAYMENT
1. First patient enrolled in the first Phase I Clinical Trial for a Product anywhere in the Territory, for the first Product to reach this Milestone	(a) U.S. $1,500,000 to GGL, and (b) U.S. $1,500,000 to SB

2. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

3. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

4. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

5. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

6. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

7. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

COMMERCIAL MILESTONES	MILESTONE PAYMENT
1. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

2. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

COMMERCIAL MILESTONES	MILESTONE PAYMENT
3. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

4. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

5. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

6. [ * ]	(a) U.S. $[ * ] and (b) $[ * ]

7. [ * ]	(a) U.S. $[ * ] and (b) U.S. $[ * ]

3.4 Notes on Milestone Payments.

(a) Each Milestone Payment shall be made only once regardless of how many times such Milestones are achieved for each Product, except for Pre-Commercial Milestone number 5 and Commercial Milestone number 2 above which may be paid more than once (but only once for each [ * ]). No payment shall be owed for a Milestone which is not reached (except that, upon achievement of a Milestone for a particular Product, any previous Milestone for that Product for which payment would have been due hereunder but was not yet made shall be deemed achieved and payment therefore shall be made), if such a payment was due under the terms hereof.

(b) In the event that more than one Milestone is achieved with respect to the same Product at one time, then all applicable payments under Section 3.3 shall be made.

(c) For purposes of Milestone payments, an “indication” means [ * ].

(d) For purposes of [ * ] in the event federal governmental pricing approval is required to commercialize the Product in the U.S., then the Milestone Payment for [ * ] shall not become due until the earlier of (i) [ * ] or (ii) [ * ] of Marketing Approval.

3.5 Additional Consideration Payments. As further consideration for the assignment and transfer of the Purchased Assets pursuant to Section 2.1, Jazz Pharmaceuticals will pay GGL and SB the following percentage (each an “Additional Consideration Payment”) on Net Sales of Product in the Territory in each calendar year:

(a) with respect to Net Sales of Product (other than Combination Products) in countries of the Territory as to which payments are due, in each calendar year:

(i) [ * ] percent ([ * ]%) of annual Net Sales of Product up to and including [ * ] U.S. Dollars (U.S. $[ * ]) in such calendar year; and

(ii) [ * ] percent ([ * ]%) of annual Net Sales of Product in excess of [ * ] U.S. Dollars (U.S. $[ * ]) in such calendar year.

(b) After calculating the total Additional Consideration Payments due under Section 3.5(a) for all Net Sales in the Territory, Jazz Pharmaceuticals shall determine the

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

amount of Net Sales in the U.S. and shall pay SB [ * ] percent ([ * ]%) or [ * ] percent ([ * ]%) of such Net Sales in the U.S., as appropriate, at the Additional Consideration Payment level required by Section 3.5(a). After calculating the total Additional Consideration Payments due under Section 3.5(a) for all Net Sales in the Territory, Jazz Pharmaceuticals shall determine the amount of Net Sales in Europe and the ROW and shall pay GGL [ * ] percent ([ * ]%) or [ * ] percent ([ * ]%) of such Net Sales in Europe and the ROW, as appropriate, at the Additional Consideration Payment level required by Section 3.5(a). In no event will any calculations under this paragraph result in a larger payment by Jazz Pharmaceuticals than would have been made had the entire payment been made to one entity. Jazz Pharmaceuticals will use its Diligent Efforts to divide the Additional Consideration Payments as described above. If GSK believes that the division of the payment was not done correctly, GSK will, itself, reapportion the payments between the GSK entities and will not have any recourse to Jazz Pharmaceuticals or request any audits as to the allocation between the GSK entities, and Jazz Pharmaceuticals will have no liability to GSK with respect to any division of the payments as described above.

(c) With respect to Net Sales of Combination Products in the Territory in each reporting period in each country:

(i) if and to the extent all therapeutically active agents comprising the Combination Product are marketed and sold separately in such country in commercially relevant quantities in such Payment Period (as defined in Section 4.1) and the Gross Selling Price for each agent can be separately determined for such Payment Period, Net Sales of each Combination Product for determining the Additional Consideration Payment payable with respect to such Combination Product for such country shall be calculated by multiplying the Net Sales of the Combination Product by A divided by the sum of A plus B (A/(A+B)), in which A is the Gross Selling Price of the single therapeutically active agent Product contained in the Combination Product sold in such country during such Payment Period and B is the Gross Selling Price of the other single therapeutically active agent(s) contained in the Combination Product sold in such country during such Payment Period. All Gross Selling Prices of the therapeutically active ingredients in the Combination Product shall be calculated as the average Gross Selling Price of the therapeutically active ingredients in such Combination Products during the applicable Payment Period for which the Net Sales are being calculated.

(ii) In the event that (a) separate sales, in commercially relevant quantities, in a particular country of the other therapeutically active agent (not the Product) comprising a single compound as a therapeutically active ingredient are made during the Payment Period in which the sale was made or if the Gross Selling Price for such other therapeutically active agent (not the Product) can be determined for a Payment Period, but (b) there are no such separate sales of the Product as the sole therapeutically active agent or such separate sales of the Product cannot be determined for such Payment Period, then the Net Sales of the Combination Product in such country for determining the Additional Consideration Payment payable with respect to such Combination Product for such country for such period shall be calculated by multiplying Net Sales of such Combination Product in such country by the number one (1) minus the result of

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dividing X over Y (1—(X/Y)), in which X is the Gross Selling Price of the therapeutically active ingredient that is not a Product sold separately in commercially reasonable quantities during the Payment Period in question and Y is the Gross Selling Price of the Combination Product sold in the Payment Period in question in such country.

(iii) If neither of the single therapeutically active agent components of the Combination Product is sold separately in commercially relevant quantities in a country during a particular Payment Period, then the Additional Consideration Payment payable on such Combination Product in such country for such period will be [ * ] percent ([ * ]%) of the Additional Consideration Payment that would be due on a Product that is not a Combination Product.

(d) Any Additional Consideration Payment due on Combination Products shall be paid to SB for Net Sales of Combination Products in the U.S. and to GGL for Net Sales of Combination Products in the ROW. After determining the total Additional Consideration Payments due on Combination Products in accordance with Section 3.5(c) above, Jazz Pharmaceuticals shall determine the Additional Consideration Payments due on Net Sales in the U.S. and in ROW, respectively, and shall pay such amounts to SB and GGL, respectively.

3.6 Starting Date of Additional Consideration Payment Obligations. The obligation of Jazz Pharmaceuticals to pay Additional Consideration Payments to GGL and SB at the rates specified in Section 3.5 will become effective on a country by country basis on the date of the First Commercial Sale of a Product in such country.

3.7 Termination of Additional Consideration Payment Obligations. Additional Consideration Payments will be payable on Net Sales of Products in the U.S. until the expiration of the [ * ]. Additional Consideration Payments will be payable on Net Sales of Products in all countries of Europe until the expiration of the [ * ]. Additional Consideration Payments will be payable on Net Sales of Products in all countries in the ROW until the expiration of the [ * ]. Additional Consideration on Net Sales of Products [ * ] is being paid in this manner as an administrative convenience to the Parties as a result of the difficulty in allocating value for each of the Patents [ * ].

3.8 Transfer and Other Taxes. Jazz Pharmaceuticals will be responsible for and will pay all foreign, federal, state and local taxes payable in connection with the acquisition and transfer of the Purchased Assets to Jazz Pharmaceuticals by GSK. GSK will be responsible for and will pay all foreign, federal, state and local taxes payable on any income or gain resulting from the sale of the Purchased Assets to Jazz Pharmaceuticals. Notwithstanding the foregoing, Jazz Pharmaceuticals shall not be required to pay (i) any VAT in connection with the transfer of the Purchased Assets, or (ii) any tax as a result of the separate payment to SB pursuant to Sections 3.3 or 3.5 that it would not have been required to pay if making only one payment to GGL. In the event that Jazz Pharmaceuticals is required to withhold and remit any tax to the revenue authorities in any country in the Territory regarding the Purchase Price, any Milestone payment or any Additional Consideration Payments payable to GGL or SB due to the laws of such country, such amount shall be withheld by Jazz Pharmaceuticals, and Jazz Pharmaceuticals shall notify GSK and promptly furnish GSK with copies of any documentation evidencing such withholding.

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ARTICLE 4—MANNER OF PAYMENTS; REPORTS; DILIGENCE

4.1 Manner of Additional Consideration Payments.

(a) Jazz Pharmaceuticals will deliver to GSK within sixty (60) days following the end of each “Payment Period”, meaning a calendar quarter ending on March 31st, June 30th, September 30th or December 31st, the Additional Consideration Payment Statements (as defined in Section 4.2), along with Jazz Pharmaceuticals’ payments to GGL and SB of any Additional Consideration Payment due and payable to GGL and SB for such Payment Period.

(b) Each Additional Consideration Payment will be computed and paid in U.S. Dollars. Monetary conversion calculations from the currency of a foreign country in which a Product is sold into U.S. Dollars will be made on a quarterly basis on the last day of each applicable calendar quarter using the exchange rate reported on the last Business Day of such calendar quarter in the Wall Street Journal, eastern edition.

(c) Whenever any Additional Consideration Payment is due on a day that is not a Business Day, such payment will be made on the immediately succeeding Business Day.

(d) In the event that any payment due hereunder is not made when due, the payment shall accrue interest from that date due at the rate of [ * ] percent ([ * ]%) per month, or the maximum rate allowed by law, whichever is less, and shall be calculated based on the number of days that the payment is delinquent. The payment of such interest shall not limit GSK from exercising any other rights it may have as a consequence of the lateness of any payment.

4.2 Additional Consideration Payment Statements. Each Additional Consideration Payment required hereunder will be accompanied by a report (“Additional Consideration Payment Statement”) for the preceding Payment Period containing the following information:

(a) itemized accounting of the total Net Sales for Product during the applicable Payment Period in each country of sale in sufficient detail to permit confirmation of the accuracy of the Additional Consideration Payment;

(b) adjustments and calculation of Net Sales for the applicable Payment Period in each country of sale; and

(c) total Net Sales in U.S. dollars, together with the exchange rates used for conversion.

If no payment is due to GGL or SB for any Payment Period, the Additional Consideration Payment Statement will so state. All Additional Consideration Payment Statements will be considered Jazz Pharmaceuticals’ Confidential Information under this Agreement, but GSK may disclose such Confidential Information in accordance with Section 11.2 or Section 11.3.

4.3 Additional Consideration Payment Post-Termination Report. Jazz Pharmaceuticals will make a written report to GSK within thirty (30) days after the date of any termination of

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Additional Consideration Payment obligations under this Agreement, stating in such report the number, description and Net Sales of Products sold or otherwise disposed of and on which an Additional Consideration Payment is payable hereunder that was not previously reported to GSK.

4.4 Audit. Upon the written request of GSK (but not more frequently than [ * ]), GSK will have the right, upon thirty (30) days advance notice to Jazz Pharmaceuticals and at a mutually agreeable time, to have an independent certified public accountant or like individual reasonably acceptable to Jazz Pharmaceuticals (the “Auditor”) inspect, during normal business hours, Jazz Pharmaceuticals’ directly applicable records for the preceding two (2) years for the purpose of determining the accuracy of Additional Consideration Payment Statements and the associated Additional Consideration Payment made to GGL and SB pursuant to this Agreement. The results of any such examination shall be made available to Jazz Pharmaceuticals. In the event the Auditor concludes that there was an underpayment of the total Additional Consideration Payment to GGL and SB together, the underpayment will be paid by Jazz Pharmaceuticals to GGL or SB or both, as applicable (but subject to the provisions of Section 3.5(b) concerning allocations between GGL and SB), within sixty (60) Business Days after the date Jazz Pharmaceuticals receives such Auditor’s written report; provided, however, if Jazz Pharmaceuticals desires to contest such audit results, Jazz Pharmaceuticals may do so by submitting the results of the audit to arbitration through JAMS New York or San Francisco offices within thirty (30) days after the receipt of such audit, and the arbitration shall be final and binding on GSK and Jazz Pharmaceuticals. Pending the results of such arbitration, Jazz Pharmaceuticals shall be entitled to withhold any disputed amounts claimed by GSK as a result of the audit. In the event the Auditor concludes that there was an overpayment of Additional Consideration Payment to GGL or SB or both, as applicable, the overpayment will be credited toward the next Additional Consideration Payment to be paid by Jazz Pharmaceuticals to GGL or SB or both, as applicable, under this Agreement until fully credited; provided, however, that in the event no further Additional Consideration Payment will become due under this Agreement, such overpayment will be paid by GGL or SB or both, as applicable, to Jazz Pharmaceuticals within sixty (60) Business Days after the date GSK receives such Auditor’s written report. If the underpayment of Additional Consideration is greater than [ * ] percent ([ * ]%) of the Additional Consideration Payment determined by the Auditor to be payable to GSK, the reasonable fees and expenses charged by the Auditor will be paid by Jazz Pharmaceuticals; otherwise GSK will pay the reasonable fees and expenses charged by such Auditor. The Auditor will report to GSK only its conclusions as to whether Jazz Pharmaceuticals is in compliance with its Additional Consideration Payment obligations and the amount of any underpayment or overpayment, and such report and the conclusions contained therein will constitute Jazz Pharmaceuticals’ Confidential Information in accordance with Section 11.1.

4.5 Diligence.

(a) Product Development Diligence. Jazz Pharmaceuticals shall exercise its Diligent Efforts to [ * ]. In connection therewith, Jazz Pharmaceuticals shall use its Diligent Efforts to [ * ] set forth below by the [ * ] set forth below:

(i) [ * ];

(ii) [ * ]; and

(iii) [ * ].

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(b) Commercialization Diligence. Jazz Pharmaceuticals shall devote its Diligent Efforts to [ * ] within [ * ] after the date on which [ * ], subject to, with respect to each [ * ], the [ * ] and other [ * ].

(c) Patent Diligence. Jazz Pharmaceuticals shall devote its Diligent Efforts to [ * ] that have been transferred to Jazz Pharmaceuticals in accordance with [ * ].

(d) Failure to Achieve Objectives. Failure to achieve any of the development objectives described in Section 4.5(a) or the commercial objective set forth in Section 4.5(b) at the times set forth therein shall not be a breach of this Agreement and shall not result in the availability of the remedies set forth in Section 9.2; provided, however, that the failure of Jazz Pharmaceuticals to exercise Diligent Efforts to achieve the development and commercial objectives set forth above shall constitute material breach of this Agreement and, upon such breach, GSK, in its discretion, may terminate the Agreement in accordance with Section 9.2. Any time period described in Section 4.5(a) or (b) shall be extended for the same period of time as any delay caused by GSK in transferring the Purchased Assets to Jazz Pharmaceuticals or any delay which was outside the control of Jazz Pharmaceuticals.

4.6 Cessation or Suspension of Development Efforts. If Jazz Pharmaceuticals ceases or suspends development efforts for [ * ] and the other Products covered by the Patents (such that efforts have been suspended with respect to all of the Compounds) for [ * ], such cessation or suspension of development efforts shall constitute a failure of Diligent Efforts by Jazz Pharmaceuticals and a material breach of this Agreement. Upon such material breach, GSK, in its discretion, may terminate this Agreement in accordance with Section 9.2.

4.7 Termination of Development or Commercialization by Jazz Pharmaceuticals.

(a) If Jazz Pharmaceuticals determines to cease Diligent Efforts (alone or with a Third Party) to develop and commercialize all Products prior to [ * ] Jazz Pharmaceuticals shall so notify GSK in writing. In such event, GSK shall have a period of [ * ] days after the date of Jazz Pharmaceuticals’ notice to reacquire the rights to all the Products in their then-current condition, for a price equal to [ * ]. If GSK reacquires the Products under this Section 4.7(a), Jazz Pharmaceuticals shall have no obligation to provide GSK with any data generated by Jazz Pharmaceuticals regarding the Products.

(b) If Jazz Pharmaceuticals determines to cease Diligent Efforts (alone or with a Third Party) to develop and commercialize all Products at any time after [ * ] Jazz Pharmaceuticals shall so notify GSK in writing. In such event, GSK shall have a period of [ * ] after the date of Jazz Pharmaceuticals’ notice to reacquire the rights to the Products in their then-current condition, for a price equal to the sum of (a) [ * ], plus (b) [ * ]. In its notice to GSK, Jazz Pharmaceuticals shall advise GSK of the [ * ]. If GSK reacquires the Products under this Section 4.7(b), Jazz Pharmaceuticals shall provide GSK with all data generated by Jazz Pharmaceuticals regarding the Products.

Upon receipt of notice from Jazz Pharmaceuticals under Section 4.7(a) or 4.7(b), GSK shall have the option, exercisable by written notice to Jazz Pharmaceuticals given within [ * ] after Jazz Pharmaceuticals’ notice, to reacquire the Product and all of Jazz Pharmaceuticals’ rights to the Product. In the event that GSK exercises such option, the Parties shall work together

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diligently to complete such reacquisition within the [ * ] following GSK’s exercise of such option, and Jazz Pharmaceuticals shall provide assistance to GSK, on a level commensurate to the assistance provided by GSK to Jazz Pharmaceuticals pursuant to Section 2.2 and 2.3, to transfer and assign the Purchased Assets to GSK. If the option is not exercised within the [ * ] period described above, it will terminate, and GSK shall have no further right to reacquire any Products.

4.8 [ * ] Reports. On a [ * ] basis until [ * ], Jazz Pharmaceuticals shall submit summary written reports to GSK describing Jazz Pharmaceuticals’ [ * ].

ARTICLE 5—CLOSING

5.1 Closing Date; Time and Place of Closing. The transfer of title to the Purchased Assets and the closing of the transactions contemplated by this Agreement will occur on October 4, 2004 (the “Closing Date”) at or before the Time of Closing at 3180 Porter Drive, Palo Alto, California, U.S., or at such other place as may be agreed upon in writing by the Parties hereto.

5.2 Closing Arrangements.

(a) GSK’s Delivery of Closing Documents. At the Time of Closing on the Closing Date, GSK will execute and deliver to Jazz Pharmaceuticals:

(i) a Bill of Sale in the form of Schedule A attached hereto and incorporated herein, duly executed by GSK;

(ii) an Assignment of Patent Rights in the form of Schedule B attached hereto and incorporated herein, duly executed by GSK; and

(iii) this Agreement, duly executed by GSK.

In addition, at the Time of Closing, GSK will pay and satisfy the [ * ] as provided in Section 6.1.

(b) Jazz Pharmaceuticals’ Payment of Purchase Price and Delivery of Closing Documents: At the Time of Closing on the Closing Date, Jazz Pharmaceuticals will:

(i) pay and satisfy the Purchase Price as provided in Section 3.1, payable via wire transfer to accounts that have been designated by GGL and SB at least two (2) Business Days prior to the Closing Date; and

(ii) deliver this Agreement, duly executed by Jazz Pharmaceuticals.

5.3 Conditions of Obligations of Jazz Pharmaceuticals. The obligations of Jazz Pharmaceuticals to effect the transactions contemplated hereby are also subject to the satisfaction of the following conditions, unless waived in writing by Jazz Pharmaceuticals on or prior to the Closing Date:

(a) The representations and warranties of GSK set forth in this Agreement shall be true and correct as of the Time of Closing;

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(b) GSK shall have performed all conditions, obligations and covenants required to be performed by it under this Agreement prior to the Time of Closing;

(c) Jazz Pharmaceuticals shall have received duly executed copies of all Third Party consents, approvals and assignments contemplated by this Agreement and necessary to transfer all of GSK’s interest in the Purchased Assets, in form and substance reasonably satisfactory to Jazz Pharmaceuticals; and

(d) Subject to Section 2.5, there shall have been no material change in the Compounds or the Purchased Assets.

5.4 Conditions of Obligations of GSK. The obligations of GSK to effect the transactions contemplated hereby are also subject to the satisfaction of the following conditions, unless waived in writing by GSK on or prior to the Closing Date:

(a) The representations and warranties of Jazz Pharmaceuticals set forth in this Agreement shall be true and correct as of the Time of Closing;

(b) Jazz Pharmaceuticals shall have performed all conditions, obligations and covenants required to be performed by it under this Agreement prior to the Time of Closing; and

(c) There shall have been no material adverse change to the business or financial condition of Jazz Pharmaceuticals.

5.5 Transfer after Closing Date. While title to the Purchased Assets will pass to Jazz Pharmaceuticals on the Closing Date, the physical transfer of the Purchased Assets will take place during the Asset Transfer Period. In the event that Jazz Pharmaceuticals seeks additional data from GSK pertaining to the Purchased Assets, Jazz Pharmaceuticals may, during the Asset Transfer Period, make a specific request of GSK for copies of such additional data. GSK will endeavor to locate such data, where available, within a reasonable period of time. If, despite GSK’s reasonable endeavors it cannot locate such additional data, GSK will promptly notify Jazz Pharmaceuticals in writing. GSK will be responsible for the physical transfer of the Purchased Assets (including compliance and costs associated with any export control laws or regulations and any required governmental authorizations) to Jazz Pharmaceuticals’ chosen destination during the Asset Transfer Period. Risk of loss of the Purchased Assets will pass to Jazz Pharmaceuticals upon receipt of such by Jazz Pharmaceuticals.

5.6 Expenses for Transfer of the Purchased Assets. Except as provided in this Agreement, after the Time of Closing on the Closing Date, Jazz Pharmaceuticals will be responsible for all costs related to the recordation and perfection of the assignment of the Purchased Assets and Jazz Pharmaceuticals will bear all costs and fees imposed by governmental authorities related thereto and all postage costs. Except as otherwise expressly provided herein, all other costs, fees and expenses arising from the transfer of the Purchased Assets to Jazz Pharmaceuticals as contemplated by this Agreement will be paid by the Party incurring such costs and expenses.

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ARTICLE 6 —[ * ]

6.1 [ * ] hereby grants to [ * ] a [ * ] and [ * ] under the [ * ], excluding [ * ]. In accordance with Section 6.3, until [ * ] shall have no right under the [ * ] to [ * ] or [ * ] any [ * ] in the [ * ], respectively. [ * ], respectively, should [ * ] wish to [ * ] in the [ * ] where a [ * ] to permit [ * ], but [ * ] will have no obligation to [ * ].

6.2 [ * ]. [ * ] will have the right to [ * ] to its [ * ] and [ * ] that enter into bona fide [ * ]; provided that, in each instance (a) such [ * ] shall be used solely for [ * ], purposes only and (b) any such [ * ] shall be [ * ] to those set forth in [ * ].

6.3 [ * ] by [ * ] of Products. [ * ] will not [ * ] or sell any Product in the U.S. [ * ] any Product in any country in Europe [ * ] any Product in any country in the ROW [ * ]. This provision shall not prevent [ * ] from researching any Compound covered by the Patents in accordance with the [ * ] granted to [ * ] in Section 6.1.

ARTICLE 7—REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties of Jazz Pharmaceuticals. Jazz Pharmaceuticals hereby represents and warrants to GSK and acknowledges that GSK is relying on such representations and warranties in connection with the transactions contemplated by this Agreement that, as of the Closing Date:

(a) Incorporation, Organization and Qualification of Jazz Pharmaceuticals. Jazz Pharmaceuticals is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power to own or lease its property and to carry on its business as now being conducted by it and to execute, deliver and perform this Agreement. Jazz Pharmaceuticals is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to so qualify does not in the aggregate have a material adverse effect on its respective businesses taken as a whole.

(b) Corporate Action. This Agreement, and any other agreements and instruments executed in connection herewith and therewith are the valid and binding obligations of Jazz Pharmaceuticals, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. The execution, delivery and performance of this Agreement and any other agreement and instruments executed in connection herewith and therewith have been duly authorized by all necessary corporate action.

(c) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations presently in effect, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by Jazz Pharmaceuticals of the Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement.

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(d) Sufficient Funds. Jazz Pharmaceuticals represents that it has, or will have at the Time of Closing, sufficient funds to fulfill its obligation to pay the Purchase Price and Milestone Payments to GSK.

(e) Compliance With Law. Jazz Pharmaceuticals has complied and is in compliance with all applicable foreign, federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to Jazz Pharmaceuticals in connection with the transaction contemplated hereby.

7.2 Representations and Warranties of GSK. GSK hereby represents and warrants to Jazz Pharmaceuticals and acknowledges that Jazz Pharmaceuticals is relying on such representations and warranties in connection with the transactions contemplated by this Agreement that, as of the Closing Date:

(a) Incorporation, Organization and Qualification of GSK. Each of GGL and SB is a corporation duly incorporated, validly existing and in good standing under the law of the jurisdiction of its incorporation, and has the corporate power to own or lease its property and to carry on its business as now being conducted by it. Each of GGL and SB is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to so qualify does not in the aggregate have a material adverse effect on its respective businesses taken as a whole.

(b) Corporate Action. This Agreement, and any other agreements and instruments executed in connection herewith and therewith are the valid and binding obligations of each of GSK, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies. The execution, delivery and performance of this Agreement and any other agreement and instruments executed in connection herewith and therewith have been duly authorized by all necessary corporate action.

(c) Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations presently in effect, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by GGL or SB of the Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of it obligations under this Agreement.

(d) Title to Purchased Assets.

(i) GSK is the sole and exclusive owner of the Purchased Assets, and the Purchased Assets are free and clear of any and all liens, pledges, mortgages, security interests, restrictions, and encumbrances. By virtue of the deliveries made at the Time of Closing, Jazz Pharmaceuticals will obtain good and marketable title to all of the Purchased Assets, free and clear of any and all liens,

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pledges, mortgages, security interests, restrictions and encumbrances. To GSK’s knowledge, no government funds, equipment, facilities, personnel or other resources were used in connection with the discovery or development of the Purchased Assets.

(ii) None of GSK, GGL or SB has granted and will not grant during the Term of this Agreement, any right to any Affiliate or Third Party which would conflict with the rights granted to Jazz Pharmaceuticals hereunder, and GSK will not take (or cause any other person or entity to take) any action that will conflict with, contravene or otherwise limit or restrict the rights of Jazz Pharmaceuticals hereunder or the right of Jazz Pharmaceuticals to enjoy the benefits of this Agreement.

(iii) The Purchased Assets constitute all of the material assets used by GSK and its Affiliates in the development of [ * ] and the manufacturing Know-how specifically relating to [ * ], other than manufacturing equipment. Except for the quantities of [ * ] duly retained by GSK pursuant to Section 2.4, neither GSK nor its Affiliates will have any supply of [ * ] at the expiration of the Asset Transfer Period, nor is GSK or its Affiliates in the process of, or planning to, manufacture any additional amounts of [ * ], except for the purposes permitted by the [ * ].

(iv) Schedule 1.1.29 lists all Patents related to the Compounds, or any formulation or process of manufacture or formulation specifically related to [ * ], or use thereof in the Territory including any patent term extensions, supplementary protection certificates, registrations, extensions, reissues, reexaminations or divisionals thereof, and including any granted patents arising from the pending applications.

(e) Litigation. No action, claim, suit, proceeding or investigation is pending in respect of the Purchased Assets in the United States or Europe or, to GSK’s knowledge, anywhere else in the Territory. To GSK’s knowledge, no action, claim, suit, proceeding or investigation is threatened against GSK or its Affiliates in respect of the Purchased Assets anywhere in the Territory. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission agency, instrumentality or arbitrator or other similar ruling outstanding against GSK or its Affiliates relating to the Purchased Assets. No action, claim, suit, proceeding or investigation is pending or threatened by GSK or its Affiliates, nor, to GSK’s knowledge, is there any basis for such, against any Third Party relating to the Purchased Assets.

(f) No Existing Claims of Infringement. To the knowledge of GSK’s Corporate Intellectual Property Group, there are no claims existing against GSK or its Affiliates asserting that the manufacture, use or sale of [ * ] infringes, constitutes contributory infringement, inducement to infringe or misappropriation of any patent rights, trade secret rights or other intellectual property or proprietary rights of any Third Party. GSK hereby represents and warrants that GSK’s Corporate Intellectual Property group referenced in this Agreement is the only group within GSK that prosecutes and maintains patents.

(g) Taxes; Maintenance Fees. All taxes imposed by the United States, any state, municipality, other local government or other subdivision or instrumentality of the United

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States or the countries of EU that are due or payable by GSK or any of its Affiliates with respect to the Purchased Assets, and all interest and penalties thereon, whether disputed or not, and that would result in the imposition of a lien, claim or encumbrance on any of the Purchased Assets, other than taxes that are not yet due and payable, have been paid in full, all tax returns required to be filed in connection therewith with respect to the Purchased Assets have been accurately prepared and duly and timely filed in the United States and countries of the EU. To GSK’s knowledge, all taxes imposed by any other country or any state or other government thereof, or any other taxing authority, that are due or payable by GSK or any of its Affiliates with respect to the Purchased Assets, and all interest and penalties thereon, whether disputed or not, and that would result in the imposition of a lien, claim or encumbrance on any of the Purchased Assets, other than taxes that are not yet due and payable, have been paid in full, all tax returns required to be filed in connection therewith with respect to the Purchased Assets have been accurately prepared and duly and timely filed. GSK is not delinquent in the payment of any foreign or domestic tax, assessment or governmental charge or deposits in the U.S. or the EU or, to GSK’s knowledge, in any other country that would result in the imposition of a lien, claim or encumbrance on any of the Purchased Assets or against Jazz Pharmaceuticals, and neither GSK nor any of its Affiliates has a tax deficiency or claim outstanding, proposed or assessed against it, and, to GSK’s knowledge, there is no basis for any such deficiency or claim, that would result in the imposition of any lien, claim or encumbrances on any of the Purchased Assets or against Jazz Pharmaceuticals. All maintenance fees and any other fees for the Patents have been timely paid.

(h) Compliance With Law. To GSK’s knowledge, GSK and its Affiliates have complied and are in compliance with all applicable foreign, federal, state and local laws, statutes, licensing requirements, rules and regulations, and judicial or administrative decisions applicable to their ownership and use of the Purchased Assets, including without limitation all laws, rules and regulations regarding the development, clinical testing, manufacture, licensing, marketing, promotion, importation, exportation or other use of pharmaceutical products, except where such failure to do so would not materially adversely affect, or reasonably be expected to so affect, any of the Purchased Assets or the ability of GSK to consummate the transactions contemplated herein. GSK and its Affiliates have been granted any and all licenses, permits (temporary and otherwise), authorization and approvals from federal, state, local and foreign government regulatory bodies necessary to own and use the Purchased Assets, except where the failure to possess such license, permit, authorization or approval would not have a materially adverse effect, or reasonably be expected to so affect, any of the Purchased Assets or the ability of GSK, GGL and SB have to consummate the transactions contemplated herein.

(i) Full Disclosure. This Agreement and the Schedules attached hereto, when taken as a whole, do not contain any untrue statement of a material fact nor, to GSK’s knowledge, information and belief, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(j) Limitations.

(i) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7.2, THE COMPOUNDS AND PURCHASED ASSETS ARE PROVIDED “AS IS,” AND

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GSK MAKES NO REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE COMPOUNDS OR PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING USE IN CLINICAL TRIALS, OR FREEDOM FROM INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. JAZZ PHARMACEUTICALS ACKNOWLEDGES THAT ALL CHARACTERISTICS OF THE COMPOUNDS ARE NOT FULLY UNDERSTOOD AND ANY USE THEREOF MAY INVOLVE RISKS OR DANGERS THAT ARE NOT KNOWN OR FULLY APPRECIATED.

(ii) NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, JAZZ PHARMACEUTICALS WILL BE RESPONSIBLE FOR (AND GSK WILL HAVE NO RESPONSIBILITY FOR) ALL LIABILITIES ARISING SOLELY FROM ACTS OR OMISSIONS TO ACT BY JAZZ PHARMACEUTICALS, ITS AFFILIATES OR SUBLICENSEES AFTER THE TIME OF CLOSING RELATED TO THE PURCHASED ASSETS OR THE USE BY JAZZ PHARMACEUTICALS, ITS AFFILIATES OR SUBLICENSEES OF THE PURCHASED ASSETS TO IDENTIFY, RESEARCH, DEVELOP, MANUFACTURE, MARKET, PROMOTE, DISTRIBUTE, SELL OR IMPORT ANY PRODUCTS, EXCEPT WHERE SUCH LIABILITY, LOSS, DAMAGE, COST AND EXPENSE HAS BEEN INCURRED OR SUFFERED AS A RESULT OF A MATERIAL BREACH OF GSK’S REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT OR BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF GSK.

(k) Any representation or warranty by GSK herein will also be deemed to have been made by each of GGL and SB, individually as to itself, and the breach of any representation or warranty by any one of them will be deemed to be a breach by the others.

ARTICLE 8—LIABILITY AND INDEMNIFICATION

8.1 Indemnification by GSK. GSK will indemnify, defend and hold harmless Jazz Pharmaceuticals, its Affiliates, and each of their respective members, directors, officers, employees, advisors and agents (collectively, “Jazz Pharmaceuticals Indemnitees”) from and against any and all suits, actions, damages, liabilities, claims (including death and bodily injury), demands, obligations, losses, fees, costs and expenses or money judgments (including reasonable attorneys’ fees) (collectively, “Claims”) incurred by or rendered against any Jazz Pharmaceuticals Indemnitee which arise out of or in connection with:

(a) any Claims related to the Purchased Assets or against the Purchased Assets, in each case based upon events which occurred at or prior to the Time of Closing; or

(b) liabilities of GSK or its Affiliates to the extent related to the Purchased Assets and existing as of, or prior to, the Closing Date or based on actions taken or omissions to act that occurred prior to the Time of Closing (including any infringement or misappropriation of Third Party patents or intellectual property);

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(c) any breach or inaccuracy of any representation, warranty or covenant of GSK set forth in this Agreement; or

(d) the negligence or willful misconduct of any GSK Indemnitees;

provided, however, that in each case GSK will not be obligated to indemnify any Jazz Pharmaceuticals Indemnitee with respect to, and to the extent of, any Claims for which Jazz Pharmaceuticals is obligated to indemnify GSK pursuant to Section 8.2.

8.2 Indemnification by Jazz Pharmaceuticals. Jazz Pharmaceuticals will indemnify and hold harmless GSK and its Affiliates and each of their directors, officers, employees, advisors and agents (collectively, the “GSK Indemnitees”) from and against any and all Claims incurred by or rendered against any GSK Indemnitee which arise out of or in connection with:

(a) the development, manufacture, licensing, marketing, promotion, importation, exportation, sale or other use of the Purchased Assets from and after the Time of Closing by or on behalf of any Jazz Pharmaceuticals Indemnitees of any Product or service or any product or material embodying or made through the use of any part of the Purchased Assets; provided however, it is agreed by the Parties that such indemnification will not apply to the extent that any product or service arises from the exercise of the [ * ] by GSK, its Affiliates, agents [ * ];

(b) any breach or inaccuracy of any representation, warranty or covenant made by Jazz Pharmaceuticals pursuant to this Agreement; or

(c) the negligence or willful misconduct of any Jazz Pharmaceuticals Indemnitees;

provided, however, that in each case Jazz Pharmaceuticals will not be obligated to indemnify any GSK Indemnitees with respect to, and to the extent of, any Claims for which GSK is obligated to indemnify Jazz Pharmaceuticals Indemnitees pursuant to Section 8.1.

8.3 Indemnification Process. No Party against whom a claim of indemnity is made under this Agreement (the “Indemnifying Party”) will be liable unless the Party making such claim (the “Claimant Party”) (a) promptly notifies the Indemnifying Party in writing of such claim upon becoming aware of the existence or threatened existence of any such claim giving rise to or which may give rise to a claim of indemnity (provided, however that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnifying Party of any obligations hereunder, except to the extent that the Indemnifying Party is prejudiced by such failure), (b) permit the Indemnifying Party to assume direction and control of the defense of the claim, and (c) cooperates in the defense of such claim. Notwithstanding the foregoing, the Indemnifying Party shall not enter into any settlement or compromise of any claims without the express written consent of the Claimant Party in each instance where such settlement would include any admission of liability on the part of the Claimant Party, where the settlement would impose any material restriction on the conduct of the Claimant Party of any of its activities, or where the settlement would not include an unconditional release of the Claimant Party from all liability for claims that are the subject matter of such claim.

8.4 Limitation on Indemnification. NEITHER JAZZ PHARMACEUTICALS AND ITS AFFILIATES NOR GSK AND ITS AFFILIATES WILL BE LIABLE HEREUNDER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE REMEDIES FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS.

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ARTICLE 9—TERM AND TERMINATION

9.1 Term; Expiration.

(a) This Agreement shall become effective as of the Effective Date, and GSK’s sale, transfer and assignment of its rights to the Purchased Assets to Jazz Pharmaceuticals, and the transfer of title to such Purchased Assets shall be accomplished on the Closing Date, subject to satisfaction of the conditions set forth in Sections 5.3 and 5.4. As provided in Section 5.5, the physical transfer of the Purchased Assets will occur during the Asset Transfer Period. After the Closing Date, unless earlier terminated pursuant to Section 9.2, this Agreement shall expire on [ * ].

(b) The period from the Effective Date to the expiration of the entire Agreement pursuant to this Section 9.1 shall be the “Term.” The end of the Term shall not terminate or affect the transfer of Patents pursuant to Section 2.1 or the license granted under Section 2.6; and no Purchased Assets transferred to Jazz Pharmaceuticals hereunder shall be returned at the end of the Term.

9.2 Termination for Cause.

(a) Material Breach. Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety in the event the other Party (the “Breaching Party”) shall have committed a material breach, and such material breach shall have continued and/or remained uncured for sixty (60) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party. Any such termination shall become effective at the end of such sixty (60) day period, unless the Breaching Party has cured any such material breach prior to the expiration of such sixty (60) day period. The sixty (60) day cure period provided for herein shall be extended for as long as a Breaching Party is making Diligent Efforts to cure such material breach. The right of either Party to terminate this Agreement as provided in this Section 9.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

(b) Effect of Termination by Jazz Pharmaceuticals on GSK’s Material Breach. In the event Jazz Pharmaceuticals terminates this Agreement pursuant to Section 9.2(a) as a result of an uncured material breach by GSK, (i) all rights granted to Jazz Pharmaceuticals hereunder will continue unaffected, including the license granted to Jazz Pharmaceuticals pursuant to Section 2.6, (ii) no further payments will be due to GSK hereunder, (iii) Jazz Pharmaceuticals’ diligence obligations under Section 4.5 will terminate, and (iv) Section 6.3 will continue in accordance with its terms.

(c) Effect of Termination by GSK on Jazz Pharmaceutical’s Material Breach. In the event GSK terminates this Agreement pursuant to Section 9.2(a) as a result of an uncured material breach by Jazz Pharmaceuticals, (i) Jazz Pharmaceuticals shall cease all development and marketing of the Compounds or Products and immediately shall assign and transfer back to GSK all rights to the Purchased Assets; and (ii) the license

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granted to Jazz Pharmaceuticals pursuant to Section 2.6 shall terminate. In consideration of the transfer of the Purchased Assets to it, GSK shall pay Jazz a sum equal to [ * ] excluding the [ * ]. In the event of such termination, the Parties will work together diligently to complete the reacquisition of the Purchased Assets by GSK within [ * ] following GSK’s notice of termination and intent to reacquire the Purchased Assets. Jazz Pharmaceuticals shall provide assistance to GSK, on a level commensurate to the assistance provided by GSK to Jazz Pharmaceuticals pursuant to Section 2.2 and 2.3, to transfer and assign the Purchased Assets to GSK. In addition, Jazz Pharmaceuticals shall transfer to GSK all data generated by Jazz Pharmaceuticals regarding the Purchased Assets prior to termination by GSK pursuant to Section 9.2(a).

9.3 Survival. Termination of this Agreement will terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in Sections 2.1, 2.3, 2.5, 2.6 (except with respect to termination pursuant to Section 9.2(c)), 4.3, 4.4, 6.1, 6.2 and 9.2(b) and (c), 9.3, and Articles 1, 7, 8, 10, 11, and 12. Additionally, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement will also survive, but only to the extent required for the full observation and performance of this Agreement.

ARTICLE 10—DISPUTE RESOLUTION

10.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the following procedures if and when a dispute arises under this Agreement:

(a) Any such disputes will be first referred by either Party to senior representatives designated by each Party. If such senior representatives are unable to resolve such a dispute within thirty (30) days of being requested by a Party to resolve the dispute, the matter will be presented to the chief executive officers of Jazz Pharmaceuticals and GSK, for resolution through good faith discussions. In the event that the chief executive officers of Jazz Pharmaceuticals and GSK cannot resolve the dispute within thirty (30) days of being requested by a Party to resolve a dispute, either Party may, by written notice to the other, invoke the mediation provisions of Section 10.1(b).

(b) Upon invocation as provided by Section 10.1(a), the Parties agree to try in good faith to resolve such dispute by non-binding mediation administered by the Center for Public Resources (“CPR”) in accordance with the then current CPR Model Procedure for Mediation of Business Disputes, provided that specific provisions of this Section 10.1(a) will override inconsistent provisions of such CPR Model Procedure. The mediator will be selected from the CPR Panel of Neutrals and the location of the mediation be selected by mutual agreement of the Parties, and absent such mutual agreement, will be New York, New York. If the Parties cannot agree upon the selection of the mediator or its location within ten (10) Business Days of the initiation of the mediation, then CPR will appoint the mediator and the mediator will select the location. The Parties will attempt to resolve such dispute through mediation until one of the following occurs: (i) the Parties reach a written settlement; (ii) the mediator notifies the Parties in writing that

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they have reached an impasse; (iii) the Parties agree in writing that they have reached an impasse; or (iv) the Parties have not reached a settlement within sixty (60) days of the initiation of the mediation. All aspects of any such mediation, including any resolution or decision relating thereto, will be non-binding, and will be held as confidential and all participants, including the mediator, will be bound by judicially enforceable obligations of strict confidentiality except to the extent the Parties agree in writing to waive in whole or part such confidentiality.

(c) If the Parties fail to resolve such dispute through mediation, then either Party may take such other action as such Party deems appropriate in its sole discretion, including pursuing litigation against the other Party.

10.2 Injunctive Relief. Notwithstanding the foregoing dispute resolution procedures, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek restraining orders, specific performance or other injunctive relief without submitting to such dispute resolution procedure.

10.3 Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the procedures set forth in this Article 10 are pending, and the Parties will cooperate in taking any and all actions necessary to achieve such a result.

ARTICLE 11—CONFIDENTIALITY

11.1 “Confidential Information” means all information disclosed by a Party to the other Party that would reasonably be regarded as of a confidential or commercially sensitive nature by the disclosing Party, including any matter relating to or arising in connection with this Agreement or the business or affairs of the disclosing Party. Without limitation, Confidential Information will include any confidential or commercially sensitive information relating to Jazz Pharmaceuticals and GSK and any of its or their Affiliates. For purposes of clarification, up to and on the Time of Closing, the Purchased Assets will be deemed the Confidential Information of GSK and thereafter will be deemed the Confidential Information of Jazz Pharmaceuticals and no longer the Confidential Information of GSK.

11.2	Exclusions. Confidential Information excludes the following:

(a) information which at the time of disclosure hereunder is already in the public domain;

(b) information which becomes available to the public after the date of disclosure hereunder through no fault of the receiving Party;

(c) information which the receiving Party can demonstrate by written records that (i) it already possessed without any confidentiality obligation therefore at the time of receipt thereof from the disclosing Party or (ii) it or its employees independently developed without use of, or reliance on, the disclosing Party’s Confidential Information; or

(d) information which the receiving Party receives from a Third Party which has no confidentiality obligation to the disclosing Party and duly possesses it.

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11.3 Disclosure Required By Law. Notwithstanding the foregoing, Confidential Information may be disclosed to the extent required by law, regulation or order of a competent authority (including any regulatory or governmental body or securities exchange) to be disclosed by the receiving Party; provided that, where practicable, the disclosing Party is given reasonable advance notice of the intended disclosure and the right to attempt to protect the confidentiality of the Confidential Information before any governmental agency.

11.4 Confidential Information and the [ * ]. With respect to Confidential Information of Jazz Pharmaceuticals that may be necessary for GSK to exercise [ * ] the [ * ], GSK, its Affiliates [ * ] will maintain the confidentiality of such Confidential Information, and will only use such Confidential Information as may be required to exercise the [ * ] thereof.

11.5 Publicity. Each of the Parties hereto agrees not to disclose to any Third Party the financial or other material terms of this Agreement without the prior written consent of the other Party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

11.6 Publications. After the Closing Date [ * ] shall submit any proposed publication (or other public disclosure, such as a lecture, presentation or seminar) related to the Purchased Assets containing Confidential Information of [ * ] at least sixty (60) days prior to the proposed publication or public disclosure, to allow [ * ] to review such planned publication or public disclosure. [ * ] shall promptly review such proposed publication and respond in any event in writing to [ * ] within forty-five (45) days and make any objections that it may have to the publication or public disclosure of Confidential Information contained therein and if no response is received from [ * ] within such forty-five (45) day period, [ * ] may conclusively presume that the publication may proceed without delay. Should [ * ] make an objection to the publication or public disclosure of any such Confidential Information, then [ * ] will have no right to include the Confidential Information in such publication or public disclosure.

ARTICLE 12—MISCELLANEOUS

12.1 Assignment. This Agreement will not be assignable by either Party to any Third Party without the written consent of the other Party hereto. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains in connection with a merger, acquisition, sale or similar reorganization or the sale of all or substantially all of its assets or the sale of all or substantially all of its pharmaceutical and/or healthcare assets, and such Third Party agrees in writing to be bound by the terms and conditions of this Agreement. This Agreement will survive any such merger, acquisition or reorganization of either Party with or into, or such sale of assets to, another Third Party and no consent for such merger, acquisition, reorganization or sale will be required hereunder. This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement will be void.

12.2 Consent/Approval. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval will not unreasonably be withheld, and whenever in this Agreement provision is made for one Party to object to or disapprove a matter, such objection or disapproval will not unreasonably be exercised.

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12.3 Force Majeure. Neither Party will lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, strike, lockout, embargo, act of God, or any other similar or dissimilar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure.

12.4 Notices. All notices hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice; provided, that notices of a change of address will be effective only upon receipt thereof). Further, any notice given by GGL and/or SB under this Agreement shall be deemed to have been given by GSK.

If to Jazz Pharmaceuticals:

Jazz Pharmaceuticals
3180 Porter Drive
Palo Alto, CA 94304
U.S.A.
Attn: General Counsel
Fax: 650.496.3781

If to GGL:	If to SB:

Glaxo Group Limited	SmithKline Beecham Corporation
Glaxo Wellcome House	One Franklin Plaza
Berkeley Avenue	P.O. Box 7929
Greenford, Middlesex, UB6 0NN,	Philadelphia, PA 19101
UK	U.S.A.
Attn: Corporate Secretary	Attn: Corporate Secretary
Fax: 011.44.(0).20.8047.6904	Fax: 215.751.5349

with a copy to:

GlaxoSmithKline
709 Swedeland Road
King of Prussia, PA 19406
UW 2214
U.S.A.
Attn: Head, Ventures Investment
Fax: 610.270.6299

and

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GlaxoSmithKline
2301 Renaissance Blvd, RN0510
King of Prussia, PA 19406
U.S.A.
Attn: SVP and Associate General Counsel
R&D Legal Operations
Fax: 610.787.7084

12.5 No Waiver. The waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy will not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement or excuse a similar subsequent failure to perform any such term or condition. Neither Party may waive or release any of its rights or interests in this Agreement except in writing.

12.6 Invalidity of Provisions/Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance will, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

12.7 Entire Agreement. This Agreement, including the Schedules and hereto, constitutes the entire agreement between the Parties with respect to the transactions provided for herein and, except as stated in this Agreement and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the agreements between the Parties and there are no verbal agreements or understandings between the Parties not reflected in this Agreement. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the Parties.

12.8 Governing Law. This Agreement and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with the laws of the State of New York, U.S., without reference to conflicts of laws principles.

12.9 Performance Warranty. Each Party hereby warrants and guarantees the performance of any and all rights and obligations by its Affiliate(s).

12.10 Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party and neither Party will represent that it has such authority.

12.11 Headings. Headings used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The Recitals and Annexes to this Agreement constitute an integral part of this Agreement. In the event of

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any conflict or inconsistency between any of the terms and conditions of this Agreement, the conflict or inconsistency will be resolved according to the following order or priority: The Sections of the Agreement, the Annexes and the Recitals.

12.12 Payment of Transaction Expenses. All legal fees and other expenses incurred on behalf of GSK in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by GSK, whether or not the Time of Closing shall have occurred. All legal fees and other expenses incurred on behalf of Jazz Pharmaceuticals in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Jazz Pharmaceuticals, whether or not the Time of Closing shall have occurred.

12.13 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

12.14 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

12.15 Further Assurances. Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Time of Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

12.16 Challenges by Each Party to the Agreement. Each of the Parties agrees that neither it nor any Affiliate will initiate or prosecute, or encourage or assist directly or indirectly any Third Party in initiating or prosecuting, any lawsuit attempting to challenge the validity of the transactions undertaken pursuant to this Agreement under any applicable law. In addition, GSK agrees that neither it nor any Affiliate shall seek to contest, or encourage or assist directly or indirectly any Third Party in contesting, the transfer of the Purchased Assets to Jazz Pharmaceuticals pursuant to this Agreement under any applicable law. Jazz Pharmaceuticals agrees that neither it nor any Affiliate shall seek to contest, or encourage or assist directly or indirectly any Third Party in contesting, the payment obligations of Jazz Pharmaceuticals to GSK hereunder under any applicable law.

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12.17 Finder’s Fee. Each Party represents that it neither is, nor will be, obligated for any finder’s fee or commission in connection with this transaction. GSK agrees to indemnify and to hold harmless Jazz Pharmaceuticals from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which GSK or any of its officers, partners, employees, or representatives is responsible. Jazz Pharmaceuticals agrees to indemnify and to hold harmless GSK from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which Jazz Pharmaceuticals or any of its officers, employees or representatives is responsible.

12.18 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, and all of which together, will constitute one and the same instrument.

{Signatures continue on next page.}

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

GLAXO GROUP LIMITED		JAZZ PHARMACEUTICALS, INC.

By:	/s/ S. M. Bicknell	By:	/s/ Carol Gamble
Name:	S. M. Bicknell	Name:	Carol Gamble
Title:	Company Secretary	Title:	Senior Vice President and General Counsel

SMITHKLINE BEECHAM CORPORATION d/b/a GLAXOSMITHKLINE

By:	/s/ Donald F. Parman
Name:	Donald F. Parman
Title:	Vice President and Secretary

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SCHEDULE 1.1.20

Chemical Structure of [ * ]

[ * ]

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SCHEDULE 1.1.29

PATENTS TRANSFERRED TO JAZZ PHARMACEUTICALS

[ * ]

Second Priority Application for [ * ]

Country	App./Date	App.Date	Patent No.	Status/ Grant Date
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ] Process Case

Country	App./Date	App.Date	Patent No.	Status/ Grant Date
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

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SCHEDULE 2.6

Licensed GSK Patents

[ * ]

Country	App No.	App.Date	Patent No.	Status/ Grant Date
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ]

Country	App No.	App.Date	Patent No.	Status/ Grant Date
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

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SCHEDULE 1.1.35

PURCHASED ASSETS

CLINICAL

#	Title	Author	Identifier	Date
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

PRECLINICAL TOXICITY, SAFETY AND EFFICACY

#	Title	Author	Identifier	Date
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

CHEMICAL AND PHARMACEUTICAL DEVELOPMENT

#	Title	Author	Identifier	Issue Date
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

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SCHEDULE 1.1.35(c)

Quantities of [ * ] and other Compounds

Transferred to Jazz Pharmaceuticals

[ * ]

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

SCHEDULE A

BILL OF SALE

This is a BILL OF SALE from Glaxo Group Limited, a company incorporated under the laws of England and Wales with its registered offices at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6 0NN England (“GGL”) and SmithKline Beecham Corporation, d/b/a GlaxoSmithKline, a company incorporated under the laws of the Commonwealth of Pennsylvania with offices at One Franklin Plaza, 200 North 16th Street, Philadelphia, Pennsylvania 19101 U.S.A. (“SB”) (GGL and SB are collectively referred to in this Bill of Sale as “GSK”) to Jazz Pharmaceuticals, Inc., a company incorporated under the laws of the State of Delaware with offices at 630 Hansen Way, Palo Alto, California 94304 U.S., (“Jazz Pharmaceuticals”) pursuant to that certain Asset Purchase Agreement dated October 4, 2004 by and between GSK and Jazz Pharmaceuticals (the “Agreement”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GSK hereby sells, assigns, transfers, conveys, delivers and contributes to Jazz Pharmaceuticals, its successors and assigns, to have and to hold forever, all of its right, title and interest in and to the Purchased Assets (as defined in the Agreement), subject to all of the other provisions contained in the Agreement.

From and after the Closing Date (as defined in the Agreement) upon request of Jazz Pharmaceuticals, GSK will duly execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey to and vest the Purchased Assets in Jazz Pharmaceuticals or its permitted assignees and as may be appropriate to protect Jazz Pharmaceuticals’ rights, title and interest in and enjoyment of all the Purchased Assets and as may be appropriate otherwise to carry out the transactions contemplated by the Agreement and this Bill of Sale.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has duly executed and delivered this Bill of Sale as of                     , 2004.

GLAXO GROUP LIMITED	JAZZ PHARMACEUTICALS, INC.

By:	By:
Name:	Name:
Title:	Title:

SMITHKLINE BEECHAM CORPORATION
d/b/a GLAXOSMITHKLINE

By:
Name:
Title:

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

SCHEDULE B

ASSIGNMENT OF PATENT RIGHTS

Glaxo Group Limited, a company incorporated under the laws of England and Wales with offices at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN England (“GGL”) and SmithKline Beecham Corporation d/b/a GlaxoSmithKline, a company incorporated under the laws of the Commonwealth of Pennsylvania with offices at One Franklin Plaza, 200 North 16th Street, Philadelphia, Pennsylvania 19101 U.S.A. (“SB”) (GGL and SB are collectively referred to in this Assignment as “Assignor”), hereby assign certain patent rights to Jazz Pharmaceuticals, Inc., a company incorporated under the laws of the State of Delaware with offices at 630 Hansen Way, Palo Alto, California 94304 (“Assignee”).

Whereas, Assignor is the sole owner of the United States and foreign patents set forth on Exhibit 1 hereto (the “Patents”); and

Whereas, Assignor has agreed with Assignee for the transfer to it of Assignor’s whole right, title and interest in and to such Patents and inventions described and/or claimed therein.

Now This Assignment Witnesseth that, for the consideration provided for in, and pursuant to that certain Asset Purchase Agreement between the Assignor and the Assignee dated October 4, 2004, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, as beneficial owner, hereby assign and transfer to Assignee with full title guarantee the whole right, title and interest in and to the Patents covering the Purchased Assets, and any and all other patents in the United States of America or other countries which may be granted therefore and thereon, and in and to any and all reissues or extensions of the Patents or of such other patents, and the full exclusive benefits thereof, and all rights, privileges and advantages appertaining thereto, including the right to claim priority therefrom, including any and all rights to damages, profits or recoveries of any nature for past infringement of the Patents, and the payment of any and all maintenance fees, taxes, and the like, to hold the same unto and to the use of Assignee, its successors and assigns absolutely during the residue of the respective terms for which the Patents and such other patents were granted and during any such terms.

Assignor hereby covenants that Assignor has not executed and will not execute any agreements inconsistent with this Assignment.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Promptly upon Assignee’s written request, Assignor hereby agrees to execute such additional form(s) of assignment for the foregoing Patents covering the Purchased Assets as may be required by the appropriate governmental authority of the United States of America or any foreign country for recordation of this Assignment. Without limitation, Assignor grants to Assignee the power to insert on this Assignment any further identification that may be necessary or desirable in order to record this Assignment.

Executed at                     ,                      this      day of                      2004.

GLAXO GROUP LIMITED

By:
Name:
Title:

Executed at                     ,                      this      day of                      2004.

SMITHKLINE BEECHAM CORPORATION
d/b/a GLAXOSMITHKLINE

By:
Name:
Title:

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT 1 TO SCHEDULE B OF THE ASSET PURCHASE AGREEMENT

ASSIGNMENT OF PATENT RIGHTS

Assignor and Assignee hereby agree that this Exhibit 1 shall be identical to Schedule A to the Agreement. Assignee shall have the right to prepare multiple versions of this Exhibit 1 that list one or more of the Patents for a single country set forth on Schedule A for recordation with the appropriate governmental authority of such country.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.